Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Tweet 1: https://x.com/PeterMintzberg/status/1969072599058534498

Quote The Block@TheBlock__·5h' Huge category': Grayscale officially launches GDLC, the first index-based spot crypto ETF https://theblock.co/post/371445/huge-category-grayscale-officially-launches-gdlc-the-first-index-based-spot-crypto-etf?utm_source=twitter&utm_medium=social12:14 PM · Sep 19, 2025·1,037 Views

Tweet 2: https://x.com/PeterMintzberg/status/1969072602858573875

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford to the loss of the entire investment. An investment in GDLC is not a direct investment in Cryptocurrencies. If an active trading market for the shares does not develop or continue to exist, the liquidity of the shares may be adversely affected. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.